Exhibit 99.1

NEWS

Investor Relations Contact:

Stuart F. Gray

410-628-8686

UNITED INDUSTRIAL CORPORATION TO DELIST FROM THE New York Stock Exchange

HUNT VALLEY, Maryland – December 11, 2007 – United Industrial Corporation (“UIC”) announced today its intention to delist its common stock, par value $1.00, from The New York Stock Exchange, LLC. UIC has decided to delist its common stock to expedite the completion of Textron’s acquisition of UIC through the merger of a wholly-owned subsidiary of Textron with and into UIC and because UIC believes that numerous trades in UIC’s common stock have failed to settle for extended periods of time, demonstrating that the market in UICs common stock is inefficient.

UIC has provided written notice to the NYSE of its intention to delist its common stock, and expects to file with the Securities and Exchange Commission, on or about December 21, 2007, a Form 25 to effect the delisting, unless the merger has been completed before then.  The delisting of UIC’s common stock will be effective on the tenth day after this filing, which is expected to be December 31, 2007. UIC reserves the right to delay or withdraw at any time its request for delisting of its common stock from the NYSE.  UIC has not arranged for the listing or quotation of its common stock on another securities exchange or quotation medium.  UIC expects that, if not already completed, the merger will be completed promptly after the delisting of UIC’s common stock becomes effective. After delisting and until the merger is completed, UIC’s common stock may trade on the over-the-counter (OTC) market in the United States.

United Industrial Corporation designs, produces, and supports aerospace and defense systems through its wholly owned subsidiary, AAI Corporation, and AAI Corporation’s direct and indirect wholly owned subsidiaries, AAI Services Corporation, Aerosonde Pty Ltd, Aerosonde North America Incorporated, ESL Defence Limited, McTurbine Inc., and Symtx, Inc. Its high-technology products and services include unmanned aircraft systems, training and simulation systems, automated aerospace test and maintenance equipment, armament systems, aviation ground support equipment, logistical and engineering services, and maintenance, repair and overhaul activities.

For more information, visit http://www.unitedindustrial.com and www.aaicorp.com.

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Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “pending,” “plans,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, statements regarding UIC’s plans to delist from the NYSE, the pending merger of UIC with a subsidiary of Textron Inc. and the timing thereof. These forward-looking statements are subject to inherent risks and uncertainties which could cause actual results to differ materially from those expressed or implied in such statements. UIC makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about UIC and its various risk factors, please see UIC’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.